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                                                                    EXHIBIT 16.1


                     [Letterhead of Deloitte & Touche LLP]
                               Chicago, Illinois


January 19, 1998


Securities and Exchange Commission
Mail Stop 9-5
450 5th Street, N.W.
Washington, D.C.  20549

Dear Sirs/Madams:

We have read the comments in Item 4 of Form 8-K of First Merchants Acceptance Corporation dated January 9, 1998.

We agree with the comments included therein except for the following comments, for which we have no basis to agree or disagree:


- The first paragraph, last sentence: "The dismissal was effected pursuant to a resolution adopted by the Board of Directors of the Registrant."

- The second paragraph, last sentence: "The Registrant's financial statements for the year ended December 31, 1997 have not yet been audited."

- The sixth paragraph: "Restated financial statements of the Registrant for 1996 have not been issued."

- The first four sentences of paragraph seven: "On January 6, 1998, the Board of Directors of the Registrant authorized...and M&P did not offer any consultation with respect to such matters."

- The eighth paragraph, second sentence: "The Registrant intends to file any such letter received from D&T on Exhibit 16.1 to this report within two business days of receipt."


Yours truly,


Deloitte & Touche LLP